Sales Report:Supplement No. 131 dated Feb 05, 2010 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 443698
This series of Notes was issued and sold upon the funding of the borrower loan #40744, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	C	Auction Duration:	7 days
Term:	36 months	Estimated loss:	6.5%	Auction start date:	Jan-25-2010
				Auction end date:	Feb-01-2010

Starting lender yield:	20.08%	Starting borrower rate/APR:	21.08% / 24.89%	Starting monthly payment:	$37.72
Final lender yield:	14.56%	Final borrower rate/APR:	15.56% / 19.24%	Final monthly payment:	$34.94

Auction yield range:	8.06% - 20.08%	Estimated loss impact:	6.83%
Lender servicing fee:	1.00%	Estimated return:	7.73%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Mar-1996	Debt/Income ratio:	23%
Basic (1-10):	9	Inquiries last 6m:	4	Employment status:	Full-time employee
Enhanced (1-10):	Not Available	Current / open credit lines:	24 / 23	Length of status:	5y 7m
Credit score:	660-679 (Jan-2010)	Total credit lines:	55	Occupation:	Executive
Now delinquent:	0	Revolving credit balance:	$40,406	Stated income:	$100,000+
Amount delinquent:	$0	Bankcard utilization:	97%
Public records last 12m / 10y:	0/ 0	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	bumblebee1	Borrower's state:	NewJersey	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Painting and wiring in new home
Purpose of loan:
This loan will be used to do some basic painting and electrical work in my new home, which I purchased last year.?

My financial situation:
I am a good candidate for this loan because I have an excellent job with a high income and continuous employment at the same company for the past five and a half years.? I have received three promotions, most recently to Vice President.? However, I still have a large amount of debt due to my lengthy days as a graduate student and some initial difficulty getting established in my career.? My early struggles are now your gain, as I'm willing to accept a high interest rate so that I can make my new home comfortable.

Monthly net income: $ 8200

Monthly expenses: $
??Housing: $ 2700
??Insurance: $ 20
??Car expenses: $555
??Utilities: $ 150
??Phone, cable, internet: $ 250
??Food, entertainment: $ 1200
??Clothing, household expenses $ 100
??Credit cards and other loans: $ 1200
??Other expenses: $ 700
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

w8291	$25.00	$25.00	1/30/2010 5:21:02 AM
wild-orange	$25.00	$25.00	2/1/2010 8:48:21 AM
worthy-bid4	$25.00	$25.00	2/1/2010 3:09:01 PM
yu-rik	$75.00	$36.00	2/1/2010 3:19:05 PM
wise382	$25.00	$25.00	2/1/2010 10:46:12 AM
the-profit-oracle	$25.00	$25.00	2/1/2010 1:58:04 PM
orange-pound-party	$30.00	$30.00	2/1/2010 2:48:28 PM
patriot384	$100.00	$100.00	2/1/2010 4:29:23 PM
Syzygy	$25.00	$25.00	1/26/2010 8:37:34 PM
Nicedad72	$25.00	$25.00	1/29/2010 9:33:05 PM
Flash80	$59.00	$59.00	1/30/2010 5:25:57 PM
orbiter614	$50.00	$50.00	1/31/2010 4:43:49 PM
ghinga	$25.00	$25.00	2/1/2010 9:21:20 AM
PeterPsych	$300.00	$300.00	2/1/2010 12:47:34 PM
grammaspurse	$25.00	$25.00	2/1/2010 1:30:23 PM
credit-coach118	$25.00	$25.00	2/1/2010 1:53:38 PM
wwwUniversal	$25.00	$25.00	2/1/2010 3:39:29 PM
wise-balanced-moola	$25.00	$25.00	2/1/2010 3:42:30 PM
toxicbutterfly	$25.00	$25.00	2/1/2010 2:10:59 PM
PotBellyPete	$75.00	$75.00	2/1/2010 2:27:11 PM
jybank	$25.00	$25.00	2/1/2010 3:26:35 PM
21 bids
Borrower Payment Dependent Notes Series 444082
This series of Notes was issued and sold upon the funding of the borrower loan #40667, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,500.00	Prosper Rating:	B	Auction Duration:	7 days
Term:	36 months	Estimated loss:	5.0%	Auction start date:	Jan-25-2010
				Auction end date:	Jan-28-2010

Starting lender yield:	13.05%	Starting borrower rate/APR:	14.05% / 16.45%	Starting monthly payment:	$51.30
Final lender yield:	13.00%	Final borrower rate/APR:	14.00% / 16.40%	Final monthly payment:	$51.27

Auction yield range:	6.06% - 13.05%	Estimated loss impact:	5.22%
Lender servicing fee:	1.00%	Estimated return:	7.78%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Jan-1990	Debt/Income ratio:	11%
Basic (1-10):	8	Inquiries last 6m:	6	Employment status:	Retired
Enhanced (1-10):	Not Available	Current / open credit lines:	14 / 9	Length of status:	4y 10m
Credit score:	760-779 (Jan-2010)	Total credit lines:	54	Stated income:	$75,000-$99,999
Now delinquent:	0	Revolving credit balance:	$11,322
Amount delinquent:	$0	Bankcard utilization:	53%
Public records last 12m / 10y:	0/ 0	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	noble-community7	Borrower's state:	Arizona	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Paying off my credit cards
Purpose of loan: Debt payments=
This loan will be used to help pay off credit card debt and catch up on my car payment

My financial situation is stable and good
I am a good candidate for this loan because my income is fixed and guarranteed by the government. I receive (2) benefit checks, SSD and VA Disability at 100% permanent
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

enthusiastic-balance5	$100.00	$16.66	1/25/2010 4:35:19 PM
Sang1963	$50.00	$50.00	1/25/2010 5:15:25 PM
orbiter614	$27.27	$27.27	1/26/2010 12:52:07 PM
dpries123	$25.00	$25.00	1/26/2010 12:13:44 PM
ritwik	$50.00	$50.00	1/26/2010 2:46:55 PM
interest-taiko	$32.97	$32.97	1/26/2010 4:04:57 PM
Syzygy	$25.00	$25.00	1/26/2010 8:39:56 PM
JM-Sarawak	$25.00	$25.00	1/27/2010 6:16:59 AM
Manta_Rai	$25.00	$25.00	1/27/2010 6:44:50 AM
GyJAV_BNCCo	$27.42	$27.42	1/27/2010 5:17:44 AM
atomantic	$25.00	$25.00	1/27/2010 7:36:50 AM
captainzero	$70.00	$70.00	1/27/2010 6:03:40 AM
AY_RY	$25.00	$25.00	1/27/2010 3:34:52 PM
khamlagirl	$25.00	$25.00	1/27/2010 1:55:16 PM
JohnSmith10	$25.00	$25.00	1/27/2010 8:22:46 PM
PeterPsych	$300.00	$300.00	1/28/2010 12:17:58 PM
Toony	$25.00	$25.00	1/28/2010 10:13:42 AM
cash-widget	$25.00	$25.00	1/28/2010 6:33:47 PM
compassion-spy	$44.01	$44.01	1/25/2010 8:29:38 PM
missmeg	$25.00	$25.00	1/26/2010 7:46:04 AM
The-CAPS-fan	$55.00	$55.00	1/26/2010 11:28:03 AM
serene-capital	$25.00	$25.00	1/26/2010 11:44:47 AM
JohnWS	$50.00	$50.00	1/26/2010 1:40:18 PM
porwestco	$25.00	$25.00	1/26/2010 3:26:18 PM
coolcoast	$50.00	$50.00	1/26/2010 7:53:28 PM
microfunder	$25.00	$25.00	1/27/2010 10:17:11 AM
hokieproud	$50.00	$50.00	1/27/2010 10:37:10 AM
B1	$26.67	$26.67	1/27/2010 9:48:03 AM
bold-social-advantage	$50.00	$50.00	1/27/2010 6:43:02 PM
mattpet	$25.00	$25.00	1/27/2010 7:12:07 PM
evildutchman	$50.00	$50.00	1/27/2010 9:00:27 PM
jcn12321	$25.00	$25.00	1/28/2010 7:47:58 AM
gogrannygo	$25.00	$25.00	1/28/2010 10:44:04 AM
midifool	$25.00	$25.00	1/28/2010 3:13:06 PM
stephen_c01	$100.00	$100.00	1/28/2010 5:48:32 PM
35 bids
Borrower Payment Dependent Notes Series 443873
This series of Notes was issued and sold upon the funding of the borrower loan #40758, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,500.00	Prosper Rating:	D	Auction Duration:	7 days
Term:	36 months	Estimated loss:	10.0%	Auction start date:	Jan-25-2010
				Auction end date:	Feb-01-2010

Starting lender yield:	26.40%	Starting borrower rate/APR:	27.40% / 30.01%	Starting monthly payment:	$61.56
Final lender yield:	25.00%	Final borrower rate/APR:	26.00% / 28.58%	Final monthly payment:	$60.44

Auction yield range:	11.06% - 26.40%	Estimated loss impact:	10.62%
Lender servicing fee:	1.00%	Estimated return:	14.38%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Dec-1991	Debt/Income ratio:	18%
Basic (1-10):	7	Inquiries last 6m:	1	Employment status:	Full-time employee
Enhanced (1-10):	Not Available	Current / open credit lines:	7 / 4	Length of status:	6y 5m
Credit score:	700-719 (Jan-2010)	Total credit lines:	20	Occupation:	Teacher
Now delinquent:	0	Revolving credit balance:	$1,401	Stated income:	$25,000-$49,999
Amount delinquent:	$0	Bankcard utilization:	93%
Public records last 12m / 10y:	0/ 1	Homeownership:	Yes
Delinquencies in last 7y:	3
Screen name:	enticing-dime5	Borrower's state:	Minnesota	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Getting caught up on bills
Purpose of loan:
This loan will be used to get caught up on bills so everything is current.? Then I will have enough money per month to stay current.

My financial situation:
I am a good candidate for this loan because I will be doing my taxes soon and expect a refund.? My husband who is laid off?seasonally will be working again by mid?April.? Our income will go up significantly then and this will be paid off for sure by then.? ?I have been working steadily to build my credit back up and do not want this to hurt my credit.? I also have 2 months left on my equity loan so I will have $383 more available money in April.

Monthly net income: $ 2442 (this is just my income)

Monthly expenses: $
??Housing: $ 1454
??Insurance: $ 581 (health, life, car)
??Car expenses: $?100
??Utilities: $ 302? (water, gas, electricity)
??Phone, cable, internet: $?187?(cell?and regular phone, internet)
??Food, entertainment: $ 300
??Clothing, household expenses $ 0
??Credit cards and other loans: $ 382
??Other expenses: $
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

SweetHoneyPot	$25.00	$25.00	1/25/2010 5:13:37 PM
Bob450	$25.00	$25.00	1/25/2010 9:29:43 PM
b-rent	$25.00	$25.00	1/28/2010 3:48:58 PM
worthy-bid4	$25.00	$25.00	1/29/2010 1:29:30 PM
scarlet-velvet	$25.00	$25.00	1/29/2010 6:22:58 PM
keeper24	$25.00	$25.00	1/30/2010 5:37:53 AM
stephen_c01	$50.00	$50.00	1/30/2010 4:09:54 PM
leverage-monger	$25.00	$25.00	1/30/2010 8:28:16 AM
RecoveryLender	$25.00	$25.00	2/1/2010 6:56:06 AM
nalaari	$50.00	$50.00	2/1/2010 9:21:42 AM
Thunder08	$25.00	$25.00	2/1/2010 11:41:36 AM
honorable-yield	$25.00	$25.00	2/1/2010 12:32:46 PM
atomantic	$25.00	$25.00	2/1/2010 1:21:57 PM
credit-coach118	$25.00	$10.00	2/1/2010 1:54:38 PM
donenzo	$25.00	$25.00	2/1/2010 1:35:41 PM
Capit0l	$25.00	$25.00	2/1/2010 12:21:01 PM
quest0	$25.00	$25.00	2/1/2010 3:18:40 PM
zztopdog	$25.00	$25.00	2/1/2010 4:22:35 PM
ore-dojo	$50.00	$50.00	2/1/2010 4:25:04 PM
ultimate-peace	$440.00	$440.00	2/1/2010 4:16:10 PM
DasMula	$50.00	$50.00	1/29/2010 5:38:10 PM
shellback13	$100.00	$100.00	1/30/2010 9:53:09 AM
bright-exchange	$25.00	$25.00	1/31/2010 5:00:51 PM
Unitas4302	$50.00	$50.00	2/1/2010 4:47:10 AM
dorypro	$25.00	$25.00	2/1/2010 5:12:37 AM
wild-orange	$25.00	$25.00	2/1/2010 8:36:33 AM
worthy-bid4	$25.00	$25.00	2/1/2010 9:14:42 AM
isfahanian	$25.00	$25.00	2/1/2010 10:39:48 AM
EngineersAlliance	$50.00	$50.00	2/1/2010 11:38:08 AM
IPG1	$25.00	$25.00	2/1/2010 3:24:26 PM
Catz_aplenty	$25.00	$25.00	2/1/2010 12:38:09 PM
Engineer44	$25.00	$25.00	2/1/2010 4:30:45 PM
icon7	$25.00	$25.00	2/1/2010 4:23:24 PM
patriot384	$50.00	$50.00	2/1/2010 4:31:06 PM
34 bids
Borrower Payment Dependent Notes Series 445047
This series of Notes was issued and sold upon the funding of the borrower loan #40761, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	D	Auction Duration:	7 days
Term:	36 months	Estimated loss:	10.0%	Auction start date:	Feb-01-2010
				Auction end date:	Feb-04-2010

Starting lender yield:	26.40%	Starting borrower rate/APR:	27.40% / 31.36%	Starting monthly payment:	$41.04
Final lender yield:	24.94%	Final borrower rate/APR:	25.94% / 29.87%	Final monthly payment:	$40.26

Auction yield range:	11.06% - 26.40%	Estimated loss impact:	10.62%
Lender servicing fee:	1.00%	Estimated return:	14.32%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Oct-1996	Debt/Income ratio:	Not calculated
Basic (1-10):	6	Inquiries last 6m:	2	Employment status:	Full-time employee
Enhanced (1-10):	Not Available	Current / open credit lines:	9 / 8	Length of status:	1y 4m
Credit score:	700-719 (Jan-2010)	Total credit lines:	41	Occupation:	Professional
Now delinquent:	0	Revolving credit balance:	$5,016	Stated income:	$50,000-$74,999
Amount delinquent:	$0	Bankcard utilization:	94%
Public records last 12m / 10y:	0/ 0	Homeownership:	Yes
Delinquencies in last 7y:	1
Screen name:	brownmoose_com	Borrower's state:	Maryland	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 2	On-time:	22 ( 100% )	700-719 (Latest)
Principal borrowed:	$7,001.00	< mo. late:	0 ( 0% )	720-739 (Aug-2009) (Mar-2006)
Principal balance:	$0.00	1+ mo. late:	0 ( 0% )
Total payments billed:	22
Description
The safest D you'll find
Greetings!? We will be paying down down debt with the loan proceeds.? As both a lender and borrower, I know how hard it is to find reliable, steady investments.? Please know that I have used Prosper before (http://www.prosper.com/invest/listing.aspx?listingID=1178) and have paid off?our last 2?Prosper loans in full.? Also know that I do not intend to let the loan reach full maturity and plan to pay it off?as fast?as I can.????

Thank you!?
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

JustMee	$25.00	$25.00	2/1/2010 5:21:56 PM
Little_Tuna_College_Fund	$50.00	$32.84	2/1/2010 5:55:14 PM
Lender_1972	$25.00	$25.00	2/1/2010 6:02:53 PM
Bob450	$50.00	$50.00	2/1/2010 8:53:20 PM
rome1426	$32.19	$32.19	2/2/2010 7:01:58 AM
dcm6276	$25.00	$25.00	2/2/2010 10:49:01 AM
_SCI_	$25.00	$25.00	2/2/2010 3:35:52 PM
SolarMoonshine	$100.00	$100.00	2/2/2010 5:29:39 PM
Tokkoutai99	$25.00	$25.00	2/3/2010 1:05:12 AM
bondhedger	$25.00	$25.00	2/3/2010 4:15:51 AM
elvisloans	$25.00	$25.00	2/3/2010 7:18:01 AM
good4loan	$25.00	$25.00	2/2/2010 5:31:27 PM
FinanceEngine	$25.00	$25.00	2/3/2010 11:54:30 AM
fairness-atmosphere	$30.00	$30.00	2/3/2010 1:45:14 PM
Manvel	$25.00	$25.00	2/3/2010 2:02:30 PM
dudebrah	$25.00	$25.00	2/3/2010 5:43:33 PM
Little_Tuna_College_Fund	$50.00	$50.00	2/1/2010 5:54:55 PM
Little_Tuna_College_Fund	$50.00	$50.00	2/1/2010 5:55:50 PM
Lender_1972	$25.00	$25.00	2/1/2010 6:03:22 PM
Unitas4302	$78.97	$78.97	2/2/2010 11:17:34 AM
Deebz	$25.00	$25.00	2/2/2010 2:53:15 PM
riv701	$25.00	$25.00	2/2/2010 5:37:12 PM
twjh	$25.00	$25.00	2/2/2010 9:14:23 PM
Jazzy503	$25.00	$25.00	2/2/2010 9:11:21 PM
hellasow	$50.00	$50.00	2/3/2010 8:16:02 AM
worthy-bid4	$25.00	$25.00	2/3/2010 9:26:10 AM
JGuide	$26.00	$26.00	2/3/2010 11:58:42 AM
buvaet	$25.00	$25.00	2/3/2010 7:59:24 AM
reflective-rupee	$25.00	$25.00	2/3/2010 12:39:10 PM
KapitalX	$25.00	$25.00	2/3/2010 2:03:39 PM
30 bids